Exhibit 3.6

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

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ICI Alta Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST:           That a Board of Directors of ICI Alta Inc., by the unanimous written consent of its members, filed with the minutes of the Board, duly adopted resolutions setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling for the submission of said amendment to the sole stockholder of said corporation for consideration thereof.  The resolution setting forth the proposed amendment is as follows:

FURTHER RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing the First Article thereof so that as amended said Article shall be and read as follows:

“The name of the corporation is Alta One Inc. (hereinafter called the ‘Corporation’).”

SECOND:                                            That thereafter, pursuant to resolution of its Board of Directors and in lieu of a meeting and vote of stockholders, said amendment was submitted to the sole stockholder, which gave its unanimous written consent thereto pursuant to Section 228 of the General Corporation Law of the State of Delaware.

THIRD:       That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 and 228 of the General Corporation Law of the State of Delaware.

FOURTH:                                           That this Certificate of Amendment of the Certificate of Incorporation shall be effective on May 9, 2003, at 11:59 P.M.

IN WITNESS WHEREOF, SAID ICI Alta Inc. has caused this certificate to be signed by R. Timothy Brownlee, its Chairman & Treasurer, and attested by Barbara S. Curran, its Assistant Secretary, this 8th day of May, 2003.

By:	/s/ Timothy Brownlee
Chairman & Treasurer

ATTEST:

By:	/s/ Barbara Curran
Assistant Secretary